Exhibit 99.1

Mrs. Cynthia A. Hayden

Corporate Secretary

The Banker’s Store, Inc.

1535 Memphis Junction Road

Bowling Green, KY

Mrs. Hayden:

I have enjoyed my many years as Chairman of The Banker’s Store, Inc. It is though time to consider my retirement. I therefore seek to inform you that I intend to divest myself of the shares of stock representing my ownership in the Banker’s Store, Inc. Divestiture will take place as permitted under the rules and regulations today in force.

Further, I seek to resign as Chairman of the Board of Directors and as an officer effective with the delivery of this letter.

I request that The Banker’s Store, Inc. provide further indemnification for acts of misconduct or malfeasance that may have occurred prior to this date but are at present not known.

Sincerely,

/s/ Paul D. Clark
Paul D. Clark